                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                   __________

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. ___)*



                              WIDERTHAN CO., LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON SHARES, PAR VALUE W500 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  967593104(1)
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]    Rule 13d-1(b)

      [ ]    Rule 13d-1(c)

      [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(1) This CUSIP number applies to the Issuer's American Depositary Shares, each representing one Common Share.

CUSIP NO. 967593104                   13G                     PAGE 2 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SAIF CAPITAL LIMITED
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        REPUBLIC OF MALTA
--------------------------------------------------------------------------------
                           5       Sole Voting Power
    Number of
                                   1,600,000 COMMON SHARES
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Beneficially
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                                   1,600,000 COMMON SHARES
     Reporting             -----------------------------------------------------
                           8       Shared Dispositive Power
    Person With
                                   0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(2)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

(2) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the Securities and Exchange Commission (the "SEC") on December 7, 2005 and its Report on
     Form 6-K filed with the SEC on January 6, 2006.

CUSIP NO. 967593104                   13G                     PAGE 3 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SAIF CAPITAL HOLDINGS LIMITED
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
-------------------------------------------------------------------------------
                           5       Sole Voting Power
    Number of
                                   1,600,000 COMMON SHARES(3)
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Beneficially
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                                   1,600,000 COMMON SHARES(3)
     Reporting             -----------------------------------------------------
                           8       Shared Dispositive Power
    Person With
                                   0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES(3)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(4)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

(3) Represents 1,600,000 Common Shares beneficially owned as the controlling shareholder of SAIF Capital Limited which holds the shares directly.

(4) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the SEC on December 7, 2005 and its Report on Form 6-K filed with the SEC on January 6, 2006.

CUSIP NO. 967593104                   13G                     PAGE 4 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SB ASIA INFRASTRUCTURE FUND L.P.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
-------------------------------------------------------------------------------
                           5       Sole Voting Power
    Number of
                                   1,600,000 COMMON SHARES(5)
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Beneficially
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                                   1,600,000 COMMON SHARES(5)
     Reporting             -----------------------------------------------------
                           8       Shared Dispositive Power
    Person With
                                   0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES(5)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(6)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

(5) Represents 1,600,000 Common Shares held directly by SAIF Capital Limited, the controlling shareholder of which is SAIF Capital Holdings Limited, the sole shareholder of which is SB Asia Infrastructure Fund L.P.

(6) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the SEC on December 7, 2005 and its Report on Form 6-K filed with the SEC on January 6, 2006.

CUSIP NO. 967593104                   13G                     PAGE 5 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SB ASIA PACIFIC PARTNERS L.P.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
-------------------------------------------------------------------------------
                           5       Sole Voting Power
    Number of
                                   1,600,000 COMMON SHARES(7)
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Beneficially
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                                   1,600,000 COMMON SHARES(7)
     Reporting             -----------------------------------------------------
                           8       Shared Dispositive Power
    Person With
                                   0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES(7)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(8)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

(7) Represents 1,600,000 Common Shares held directly by SAIF Capital Limited, the controlling shareholder of which is SAIF Capital Holdings Limited, the sole shareholder of which is SB Asia Infrastructure Fund L.P., the general partner of which is SB Asia Pacific Partners L.P.

(8) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the SEC on December 7, 2005 and its Report on Form 6-K filed with the SEC on January 6, 2006.

CUSIP NO. 967593104                   13G                     PAGE 6 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SB ASIA PACIFIC INVESTMENTS LIMITED
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
-------------------------------------------------------------------------------
                           5       Sole Voting Power
    Number of
                                   1,600,000 COMMON SHARES(9)
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Beneficially
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                                   1,600,000 COMMON SHARES(9)
     Reporting             -----------------------------------------------------
                           8       Shared Dispositive Power
    Person With
                                   0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES(9)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(10)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

(9) Represents 1,600,000 Common Shares held directly by SAIF Capital Limited, the controlling shareholder of which is SAIF Capital Holdings Limited, the sole shareholder of which is SB Asia Infrastructure Fund L.P., the general partner of which is SB Asia Pacific Partners L.P., the general partner of which is SB Asia Pacific Investments Limited.

(10) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the SEC on December 7, 2005 and its Report on Form 6-K filed with the SEC on January 6, 2006

CUSIP NO. 967593104                   13G                     PAGE 7 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        ASIA INFRASTRUCTURE INVESTMENTS LIMITED
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        CAYMAN ISLANDS
-------------------------------------------------------------------------------
                           5       Sole Voting Power
    Number of
                                   1,600,000 COMMON SHARES(11)
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
   Beneficially
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                                   1,600,000 COMMON SHARES(11)
     Reporting             -----------------------------------------------------
                           8       Shared Dispositive Power
    Person With
                                   0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES(11)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(12)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

(11) Represents 1,600,000 Common Shares held directly by SAIF Capital Limited, the controlling shareholder of which is SAIF Capital Holdings Limited, the sole shareholder of which is SB Asia Infrastructure Fund L.P.,the general partner of which is SB Asia Pacific Partners L.P., the general partner of which is SB Asia Pacific Investments Limited; the sole shareholder of SB Asia Pacific Investments Limited is Asia Infrastructure Investments Limited.

(12) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the SEC on December 7, 2005 and its Report on Form 6-K filed with the SEC on January 6, 2006.

CUSIP NO. 967593104                   13G                     PAGE 8 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SB FIRST SINGAPORE PTE. LTD.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        SINGAPORE
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        1,600,000 COMMON SHARES(13)
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,600,000 COMMON SHARES(13)
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES (13)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(14)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------


(13) Represents 1,600,000 Common Shares held directly by SAIF Capital Limited, the controlling shareholder of which is SAIF Capital Holdings Limited, the sole shareholder of which is SB Asia Infrastructure Fund L.P., the general partner of which is SB Asia Pacific Partners L.P., the general partner of which is SB Asia Pacific Investments Limited; the sole shareholder of SB Asia Pacific Investments Limited is Asia Infrastructure Investments Limited which is controlled, in respect of its authority over SB Asia Pacific Investments Limited, by SB First Singapore Pte. Ltd.

(14) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the SEC on December 7, 2005 and its Report on Form 6-K filed with the SEC on January 6, 2006.

CUSIP NO. 967593104                   13G                     PAGE 9 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        SOFTBANK CORP.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        JAPAN
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        1,600,000 COMMON SHARES(15)
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,600,000 COMMON SHARES(15)
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES (15)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(16)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------


(15) Represents 1,600,000 Common Shares held directly by SAIF Capital Limited, the controlling shareholder of which is SAIF Capital Holdings Limited, the sole shareholder of which is SB Asia Infrastructure Fund L.P., the general partner of which is SB Asia Pacific Partners L.P., the general partner of which is SB Asia Pacific Investments Limited; the sole shareholder of SB Asia Pacific Investments Limited is Asia Infrastructure Investments Limited which is controlled, in respect of its authority over SB Asia Pacific Investments Limited, by SB First Singapore Pte. Ltd., the sole shareholder of which is SOFTBANK Corp.


(16) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the SEC on December 7, 2005 and its Report on Form 6-K filed with the SEC on January 6, 2006.

CUSIP NO. 967593104                   13G                    PAGE 10 OF 15 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        RONALD D. FISHER
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        UNITED STATES
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        1,600,000 COMMON SHARES(17)
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,600,000 COMMON SHARES(17)
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned By Each Reporting Person

        1,600,000 COMMON SHARES (17)
--------------------------------------------------------------------------------
 10     Check if the Aggregate Amount in Row(9) Excludes Certain Shares [ ]
        (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row(9)

        8.1%(18)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------


(17) Represents 1,600,000 Common Shares held directly by SAIF Capital Limited, the controlling shareholder of which is SAIF Capital Holdings Limited, of which Mr. Fisher is the sole director and which shares Mr. Fisher may thereby be deemed to beneficially own.


(18) Based on 19,807,916 Common Shares outstanding as reported by the Issuer on its registration statement on Form F-1/A filed with the SEC on December 7,
      2005 and its Report on Form 6-K filed with the SEC on January 6, 2006.

                                  SCHEDULE 13G

------------------------------                   -------------------------------
CUSIP NO.  967593104                              PAGE     11     OF     15
                                                      ----------    ----------
------------------------------                   -------------------------------


ITEM 1(a)           NAME OF ISSUER:

                    WiderThan Co., LTD.

ITEM 1(b)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    17F, K1 REIT BUILDING, 463, CHUNGJEONG-RO 3-GA, SEODAEMUN-GU SEOUL, 120-709, KOREA

ITEM 2(a)           NAME OF PERSON FILING:

                    SAIF Capital Limited, a Maltese limited liability company ("SAIF Capital Limited"), SAIF Capital Holdings Limited, a Cayman Islands corporation ("SAIF Capital Holdings"), SB Asia Infrastructure Fund L.P., a Cayman Islands limited partnership (the "SB Asia Fund"), SB Asia Pacific Partners L.P., a Cayman Islands limited partnership (the "SB Asia GP"), SB Asia Pacific Investments Limited, a Cayman Islands corporation ("SB Investments"), Asia Infrastructure Investments Limited, a Cayman Islands corporation ("Asia Investments"), SB First Singapore Pte. Ltd., a Singapore corporation ("SB Singapore"), SOFTBANK Corp., a Japanese corporation ("SOFTBANK") and Ronald D. Fisher ("Mr. Fisher") ("Mr. Fisher" and, together with SAIF Capital Limited, SAIF Capital Holdings, the SB Asia Fund, the SB Asia GP, SB Investments, Asia Investments, SB Singapore and SOFTBANK, the "Reporting Persons"). The Reporting Persons are making this single, joint filing pursuant to Rule 13d-1(k) because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

ITEMS 2(b), (c)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE;
                    CITIZENSHIP OF REPORTING
                    PERSONS

                    The principal business address of SAIF Capital Limited is 136, St. Christopher Street, Valetta, VLT 05, Malta. SAIF Capital Limited is a Maltese limited liability company.

                    The principal business address of SAIF Capital Holdings is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. SAIF Capital Holdings is a Cayman Islands corporation.

                    The principal business address of the SB Asia Fund is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. The SB Asia Fund is a Cayman Islands limited partnership.

                    The principal business address of the SB Asia GP is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. The SB Asia GP is a Cayman Islands limited partnership.

                    The principal business address of SB Investments is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. SB Investments is a Cayman Islands corporation.

                    The principal business address of Asia Investments is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. Asia Investments is a Cayman Islands corporation.

                    The principal business address of SB Singapore is 8 Cross Street, #17-000 PwC Building, Singapore 048424. SB Singapore is a Singapore corporation.

                    The principal business address of SOFTBANK is Tokyo Shiodome Bldg., 1-9-1, Higashi-shimbashi, Minato-ku, Tokyo 105-7303. SOFTBANK is a Japanese corporation.

                    The principal business address of Mr. Fisher is c/o SOFTBANK, Inc., 1188 Centre Street, Newton Center, MA 02459. Mr. Fisher is a citizen of the United States.

                                  SCHEDULE 13G

------------------------------                   -------------------------------
CUSIP NO.  967593104                              PAGE     12     OF     15
                                                      ----------    ----------
------------------------------                   -------------------------------


ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Shares, Par Value W500 Per Share

ITEM 2(e)   CUSIP NUMBER:

            967593104 (1)

(1) This CUSIP number applies to the Issuer's American Depositary Shares, each representing one Common Share.

ITEM 3.     STATEMENT FILED PURSUANT TO SECTIONS 240.13D-1(b) OR
            240.13D-2(b) OR (c):

            Not applicable.

ITEM 4.     OWNERSHIP

            (a) Amount Beneficially Owned:

                 SOFTBANK                          1,600,000 Common Shares

                 SB Singapore                      1,600,000 Common Shares

                 Asia Investments                  1,600,000 Common Shares

                 SB Investments                    1,600,000 Common Shares

                 SB Asia GP                        1,600,000 Common Shares

                 SB Asia Fund                      1,600,000 Common Shares

                 SAIF Capital Holdings             1,600,000 Common Shares

                 SAIF Capital Limited              1,600,000 Common Shares

                 Mr. Fisher                        1,600,000 Common Shares

            (b) Percent of Class:

                 SOFTBANK                          8.1%

                 SB Singapore                      8.1%

                 Asia Investments                  8.1%

                 SB Investments                    8.1%

                 SB Asia GP                        8.1%

                 SB Asia Fund                      8.1%

                 SAIF Capital Holdings             8.1%

                 SAIF Capital Limited              8.1%

                 Mr. Fisher                        8.1%

            (c) Number of shares as to which
                such person has:

                (i) sole power to vote or
                    direct the vote:

                    SOFTBANK                       1,600,000 Common Shares

                    SB Singapore                   1,600,000 Common Shares

                    Asia Investments               1,600,000 Common Shares

                    SB Investments                 1,600,000 Common Shares

                    SB Asia GP                     1,600,000 Common Shares

                                  SCHEDULE 13G

------------------------------                   -------------------------------
CUSIP NO.  967593104                              PAGE     13     OF     15
                                                      ----------    ----------
------------------------------                   -------------------------------

                    SB Asia Fund                   1,600,000 Common Shares

                    SAIF Capital Holdings          1,600,000 Common Shares

                    SAIF Capital Limited           1,600,000 Common Shares

                    Mr. Fisher                     1,600,000 Common Shares


                (ii)shared power to vote
                    or direct the vote:

                    SOFTBANK                       0 Common Shares

                    SB Singapore                   0 Common Shares

                    Asia Investments               0 Common Shares

                    SB Investments                 0 Common Shares

                    SB Asia GP                     0 Common Shares

                    SB Asia Fund                   0 Common Shares

                    SAIF Capital Holdings          0 Common Shares

                    SAIF Capital Limited           0 Common Shares

                    Mr. Fisher                     0 Common Shares

                (iii)sole power to dispose
                    or to direct the disposition
                    of:

                    SOFTBANK                       1,600,000 Common Shares

                    SB Singapore                   1,600,000 Common Shares

                    Asia Investments               1,600,000 Common Shares

                    SB Investments                 1,600,000 Common Shares

                    SB Asia GP                     1,600,000 Common Shares

                    SB Asia Fund                   1,600,000 Common Shares

                    SAIF Capital Holdings          1,600,000 Common Shares

                    SAIF Capital Limited           1,600,000 Common Shares

                    Mr. Fisher                     1,600,000 Common Shares

                (iv)shared power to dispose
                    or to direct the disposition
                    of:

                    SOFTBANK                       0 Common Shares

                    SB Singapore                   0 Common Shares

                    Asia Investments               0 Common Shares

                    SB Investments                 0 Common Shares

                    SB Asia GP                     0 Common Shares

                    SB Asia Fund                   0 Common Shares

                    SAIF Capital Holdings          0 Common Shares

                    SAIF Capital Limited           0 Common Shares

                    Mr. Fisher                     0 Common Shares


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


            If this statement is being filed to report the fact that as of the date hereof the reporting

                                  SCHEDULE 13G

------------------------------                   -------------------------------
CUSIP NO.  967593104                              PAGE     14     OF     15
                                                      ----------    ----------
------------------------------                   -------------------------------


            person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            The Reporting Persons may be deemed to be a "group" for purposes of
            Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATIONS

            Not applicable.

                                  SCHEDULE 13G

------------------------------                   -------------------------------
CUSIP NO.  967593104                              PAGE     15     OF     15
                                                      ----------    ----------
------------------------------                   -------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In addition, by signing below, the undersigned agrees that this
Schedule 13G may be filed jointly on behalf of each of the Reporting Persons.

Dated:  February 17, 2006

SOFTBANK CORP.                              SB FIRST SINGAPORE PTE. LTD.

By:  /s/ Steven J. Murray                   By:/s/ Steven J. Murray
     --------------------                      --------------------
     Name:   Steven J. Murray                  Name:   Steven J. Murray
     Title:  Attorney-in-Fact                  Title:  Attorney-in-Fact


ASIA INFRASTRUCTURE INVESTMENTS LIMITED     SB ASIA PACIFIC INVESTMENTS LIMITED

By:  /s/ Ronald D. Fisher                   By:  /s/ Ronald D. Fisher
     --------------------                        --------------------
     Name:   Ronald D. Fisher                    Name:   Ronald D. Fisher
     Title:  Director                            Title:  Director


SB ASIA PACIFIC PARTNERS L.P.               SB ASIA INFRASTRUCTURE FUND L.P.

By:  /s/ Ronald D. Fisher                   By:  /s/ Ronald D. Fisher
     --------------------                        --------------------
     Name:  Ronald D. Fisher                    Name:  Ronald D. Fisher
     Title: Director of SB Asia                 Title: Director of SB Asia
            Pacific Investments Limited,               Pacific Investments
            which is the General Partner               Limited, which is the
            of SB Asia Pacific Partners                General Partner of SB
            L.P.                                       Asia Pacific Partners
                                                       L.P. which is the
                                                       General Partner of SB
                                                       Asia Infrastructure
                                                       Fund L.P.


SAIF CAPITAL HOLDINGS LIMITED               SAIF CAPITAL LIMITED

By:  /s/ Ronald D. Fisher                   By:  /s/ Carmel Buttigieg
     --------------------                        --------------------
     Name:   Ronald D. Fisher                    Name:   Carmel Buttigieg
     Title:  Director                            Title:  Director


RONALD D. FISHER

/s/ Ronald D. Fisher
--------------------
Name:    Ronald D. Fisher